Exhibit 5.1

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2214
T 650.833.2000
F 650.833.2001
www.dlapiper.com

December 3, 2014

Selectica, Inc.

2121 South El Camino Real, 10th Floor

San Mateo, CA 94403

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have acted as counsel to Selectica, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 186,979 shares of common stock, par value $0.0001 per share, of the Company, plus an indeterminate number of shares of common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act, (collectively, the “Shares”), which may be issued upon the exercise of the Company’s Non-Plan Stock Option Agreement, dated December 4, 2013, with Blaine Mathieu (the “Option”).

In connection with the foregoing, we have reviewed the Company’s Second Amended and Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws, as amended, and such other charter documents and have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that (i) the Shares have been duly and validly authorized and reserved for issuance and (ii) the Shares, when issued upon exercise of the Option against payment therefor in accordance with the terms and conditions of the Option, will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. We undertake no, and hereby disclaim, any obligation to advise the Company or anyone else of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, as originally filed or as subsequently amended. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ DLA Piper LLP (US)